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EXHIBIT 2.3

                          AMENDMENT NO. 1 TO AGREEMENT
                               AND PLAN OF MERGER


         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is executed as of July 18, 2002, by and among iGo Corporation, a Delaware corporation (the "Company"), Mobility Electronics, Inc., a Delaware corporation ("Parent"), and IGOC Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub").

                                    RECITALS

         A. The Company, Parent and Sub are parties to that certain Agreement and Plan of Merger, dated as of March 23, 2002 (the "Agreement"). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

         B. The parties desire to amend the Agreement to the extent provided below.

         C. NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

                                   AGREEMENTS

         1. Section 1.6(a) of the Agreement is hereby amended to read in its entirety as follows:

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled, and in consideration therefore, the holders of Company Common Stock shall be entitled to receive in the aggregate the following consideration (the "Merger Consideration"):

                           (i) 3,100,000 shares (the "Parent Shares") of common
                  stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), subject to the hold-back described in Section
                  1.7 below;

                           (ii) $4,250,000 cash (the "Cash Consideration"),
                  subject to the hold-back described in Section 1.7 below (the hold-back amounts described in subsection (i) above and this subsection (ii) are sometimes collectively referred to herein as the "Potential Adjustment Amounts"); and

                           (iii) cash in lieu of fractional shares of Parent
                  Common Stock as provided in Section 2.5 below.

The Merger Consideration shall be allocated among the holders of Company Common Stock pro rata based on the number of shares of Company Common Stock held by a holder as of the Effective Time as compared to the total number of shares of Company Common Stock issued and outstanding as of the Effective Time.


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         2. A new subsection (v) shall be added after subsection (iv) in Section
1.7(a) of the Agreement to read in its entirety as follows:

                           "(v) in addition to (iii) and (iv) above, and
                  notwithstanding (i) and (ii) above: (A) any and all costs, expenses (including reasonable attorneys fees and expenses), damages, liabilities, losses and judgments; and (B) seventy-five percent (75%) of all payments made with respect to a final settlement of all such allegations, in either case, incurred by Parent, Sub or the Company related or pertaining to the allegations made, or which in the future may be made, by Empire R&D, Inc., David Dickey and/or their respective affiliates, against the Company and Xtend Micro Products, Inc., relating or pertaining to infringement claims, non-payment of royalties and/or other amounts due or owing to them pursuant to contractual commitments, agreements, arrangements and understandings involving and/or other related claims, at equity and in law, shall be deducted from any amounts payable to the holders of Company Common Stock pursuant to (i) and (ii) above; it being agreed and understood that Parent will consult with the Representative Stockholder prior to settling any such allegations."

         3. Section 7.1(c) of the Agreement is hereby amended by changing the "August 31, 2002" date to "October 1, 2002".

         4. Parent agrees that prior to and after the Closing, Parent will use all commercially reasonable efforts to influence and encourage Andrew Corporation to purchase the Company's cellular business inventory.

         5. Simultaneously with the execution and delivery of this Amendment, the parties hereto have executed and delivered to each other Amendment No. 1 to Confidential Disclosure Statement to Agreement and Plan of Merger among the Company, Parent and Sub, of even date herewith (the "Amendment to Disclosure Schedule").

         6. The Parties agree that no matter listed in Section 3.11 of the Amendment to Disclosure Schedule shall be deemed to form a basis for the exercise of a closing condition under Article VI of the Agreement, or the termination of the Agreement by Parent or Sub pursuant to Article VII of the Agreement

                                  MISCELLANEOUS

         1. CONTINUING EFFECT. Except as modified and amended hereby, the Agreement is and shall remain in force and effect in accordance with its terms.

         2. COUNTERPARTS. This Amendment may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.


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         3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by one of its duly authorized.

                                    IGO CORPORATION

                                    By:      /S/ SCOTT SHACKELTON
                                             -----------------------------------
                                             Name:  SCOTT SHACKELTON
                                                    ----------------------------
                                             Title:    CFO
                                                       -------------------------


                                    MOBILITY ELECTRONICS, INC.

                                    By:      /S/ JEFFREY S. DOSS
                                             -----------------------------------
                                             Name:  JEFFREY S. DOSS
                                                    ----------------------------
                                             Title:    EXECUTIVE VICE PRESIDENT
                                                       -------------------------


                                    IGOC ACQUISITION, INC.

                                    By:      /S/ JEFFREY S. DOSS
                                             -----------------------------------
                                             Name:  JEFFREY S. DOSS
                                                    ----------------------------
                                             Title:    EXECUTIVE VICE PRESIDENT
                                                       -------------------------



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